Exhibit 99.1

Inspire Veterinary Partners Announces $2.5 Million Registered Direct Offering of Common Stock

Virginia Beach, VA, (October 21, 2024) (ACCESSWIRE) - - Inspire Veterinary Partners, Inc. (Nasdaq: IVP) (“Inspire” or the “Company”), an owner and provider of pet health care services throughout the U.S., today announced that  it has entered into a securities purchase agreement with institutional investors, providing for the purchase and sale of 10,000,000 milion shares of Class A common stock in a registered direct offering, at a price per share of $0.25. The offering is expected to close on or about October 23, 2024, subject to the satisfaction of customary closing conditions.

Spartan Capital Securities, LLC is acting as sole placement agent in connection with this offering.

The gross proceeds of the offering are expected to be $2.5 million, prior to deducting placement agent’s fees and other offering expenses payable by Inspire. Inspire intends to use the net proceeds from the offering for working capital, general corporate purposes, strategic investments, and any additional future acquisition (if any).

An automatic shelf registration statement on Form S-3 (File No. 333-282355)  (including a base prospectus) previously filed with the Securities and Exchange Commission (the “SEC”) on October 8, 2024 and declared effective by the SEC on October 11, 2024. A prospectus supplement and the accompanying base prospectus relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov., or by contacting Spartan Capital Securities LLC at 725 Fifth Avenue, 23rd Floor, New York, NY 10022, or at www.spartancapital.com

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Inspire Veterinary Partners, Inc.

Inspire Veterinary Partners is an owner/operator of veterinary hospitals in the US. As the Company expands, it expects to acquire additional veterinary hospitals, including general practice, mixed animal facilities, and critical and emergency care.

For more information, please visit: www.inspirevet.com.

Connect with Inspire Veterinary Partners, Inc.

Facebook

https://www.facebook.com/InspireVeterinaryPartners/

LinkedIn

https://www.linkedin.com/company/inspire-veterinary-partners/

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s current expectations. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties related to the satisfaction of customary closing conditions related to anticipated acquisitions, or factors that result in changes to the Company’s anticipated results of operations related to acquisitions. These and other risks and uncertainties are described more fully in the section captioned “Risk Factors” in the Company’s Registration Statements on Form S-1 filed with the SEC. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Contact

TraDigital IR
Kevin McGrath
+1-646-418-7002
kevin@tradigitalir.com

General Inquires

Morgan Wood

Mwood@inspirevet.com

Source: Inspire Veterinary Partners, Inc.